Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (No. 333-220405) on Form S-1/A of Switch, Inc. of our report dated April 28, 2017, except for Note 13 and the effects of disclosing net income per unit information as discussed in Note 12 to the consolidated financial statements, as to which the date is June 28, 2017, relating to the consolidated financial statements of Switch, Ltd. and subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada

September 25, 2017